UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2020
National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001-37351	46-5053858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8400 East Prentice Avenue, 9th Floor
Greenwood Village, Colorado 80111
(Address of principal executive offices)
(720) 630-2600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares of Beneficial Interest, $0.01 par value per share	NSA	New York Stock Exchange
Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share	NSA Pr A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
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Item 1.01. Entry into a Material Definitive Agreement.
Internalization and Acquisition of SecurCare
On February 24, 2020, National Storage Affiliates Trust (the "Company") announced that the Company and its newly-formed wholly owned subsidiary ("Merger Sub"), entered into an agreement and plan of merger (the "SecurCare Merger Agreement") with SecurCare Self Storage, Inc. ("SecurCare"), an existing participating regional operator ("PRO") of the Company, and, among others, Arlen Nordhagen, the Company's executive chairman and former chief executive officer who owns approximately 53% of SecurCare's outstanding shares, to merge SecurCare with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of the Company. Through this merger, SecurCare will be implementing its retirement event option which will involve the internalization of SecurCare's property management platform and related intellectual property, as contemplated by the SecurCare facilities portfolio management agreement (the "FPMA") with, among others, the Company, SecurCare, and the following SecurCare principals: Mr. Nordhagen, David Cramer and Justin Hlibichuk (who are referred to in the FPMA as "Key Persons"). The FPMA was entered into in connection with the Company's initial public offering in 2015.
Under the FPMA, in connection with a retirement event leading to the internalization of SecurCare's property management platform, SecurCare is entitled to receive a number of Class A common units of limited partner interest ("OP units") (valued at the average price per share of the Company's common shares on the New York Stock Exchange ("NYSE") over the ten-day trading period prior to the date of determination) equal to four times the average of the normalized annual EBITDA from the management contracts related to SecurCare's managed portfolio over the 24-month period ended December 31, 2019. The Company has determined, based on a December 31, 2019 determination date, that SecurCare would be entitled to receive 348,020 OP units as part of the internalization transaction under the terms of the FPMA. As a result of the internalization, the FPMA, sales commission agreement and asset management agreements with SecurCare will be terminated. Accordingly, the Company will no longer pay any fees or other reimbursements to SecurCare under such agreements in connection with its property management or other services.
Also, in connection with a retirement event leading to the internalization of SecurCare's property management platform, the terms of the Third Amended and Restated Agreement of Limited Partnership of the Company's operating partnership subsidiary (the "Partnership Agreement") provide the Company with the option to require SecurCare to convert all of its outstanding Series SC Class B common units of limited partner interest (the "Series SC subordinated performance units"), which are the series of Class B common units that are entitled to receive distributions tied to the performance of SecurCare's managed portfolio, into OP units at a conversion ratio determined by dividing the average cash available for distribution ("CAD") per Series SC subordinated performance unit over the year prior to (but not including) the effective date of the conversion by 110% of the CAD per OP unit over the same period. The conversion option and the conversion ratio formula set forth in the Partnership Agreement were developed to ensure that upon a retirement event leading to a management internalization, the Company could cause the conversion of the subordinated performance units tied to the management platform that was being internalized in a manner expected to be accretive on a CAD per common share basis. Based on estimated CAD for the Series SC subordinated performance units and for the OP units over the 12 calendar month period ending March 31, 2020 (which is the last quarter end prior to the anticipated completion date of the SecurCare internalization), the conversion ratio formula in the Partnership Agreement results in the issuance of 3.358 OP units for each outstanding Series SC subordinated performance unit or an aggregate of 6,769,083 OP units issued in exchange for SecurCare's 2,015,808 outstanding Series SC subordinated performance units and related DownREIT subordinated performance units.
Immediately prior to the completion of the SecurCare merger, giving effect to the 618,742 OP units and related DownREIT OP units that SecurCare owns, the 348,020 OP units SecurCare would be entitled to receive as part of the management internalization and the 6,769,083 OP units SecurCare would be entitled to receive upon conversion of all of its outstanding Series SC subordinated performance units, SecurCare will own, or have the right to receive, an aggregate of 7,735,845 OP units. While OP units are economically equivalent to and exchangeable for common shares on a one-to-one basis, in the SecurCare merger, the Company expects to issue 7,658,495 common shares (after rounding up to the next whole number of common shares) to the owners of SecurCare, which represents a 1% discount to such number of OP units. Of the total number of common shares expected to be issued to the owners of SecurCare, approximately 4.1 million common shares are expected to be issued to Mr. Nordhagen. As a result of the merger, distributions on the Series SC subordinated performance units will be discontinued.

Because the merger transaction is expected to be tax deferred to the SecurCare shareholders, the Company is expected to inherit SecurCare's tax basis associated with the partnership units held by SecurCare immediately prior to the merger.

The inherited built-in gains specially allocable to SecurCare associated with the partnership units held by SecurCare are estimated to be approximately $220 million, resulting in a potential increase in capital gain incurred by the Company if any of the self storage properties associated with the partnership units acquired by the Company in the merger were in the future sold in a taxable transaction by the Company. The Company does not believe that this matter will be significant to the Company or its shareholders since the Company does not expect to sell any of such self storage properties in a taxable transaction in the foreseeable future, and even if it were to do so the principal impact of such a sale would be to cause a larger capital gain dividend to be distributed to the Company's shareholders in connection with such a sale. In addition, the low basis inherited by the Company in the self storage properties associated with the OP Units acquired from SecurCare in the merger compared to having acquired such assets with a fair market basis could result in a slightly greater portion of the Company’s quarterly distribution to represent a dividend, rather than a return of capital.

For three years after the termination of the FPMA, without the Company's prior written consent, the Key Persons and their affiliates will be prohibited from entering into any new agreements or arrangements for the management of self-storage properties within any covered territory (as such term is defined in the FPMA and in each of the Company's other FPMAs). In addition, for 18 months after the termination of the FPMA, the Key Persons and their affiliates are prohibited from soliciting any customer or tenant of the Company for products or services that are competitive with the Company's business or offering employment to or hiring any person who is, or has been at any time during the immediately preceding twelve months, employed by the Company.
In connection with the acquisition and internalization of SecurCare and the issuance of the Company's common shares to Mr. Nordhagen, the Company formed a special committee of independent and disinterested trustees (the "Special Committee") to evaluate the merits and terms of the proposed transaction. In analyzing the proposed transaction, the Special Committee engaged Ernst & Young Investment Advisers LLP ("EYIA") as financial advisor to assist the Special Committee in analyzing and assessing the transaction, and to opine on the fairness to the Company of the consideration to be paid by the Company in the SecurCare merger, from a financial point of view. The Special Committee approved and recommended that the Company's board of trustees approve the proposed transaction. The transaction was approved unanimously by the disinterested trustees of the Company's board of trustees on February 19, 2020.
As part of the internalization, most of SecurCare's employees, including the Key Persons, will be offered employment by the Company and will continue managing SecurCare's portfolio of 216 properties under the SecurCare brand as members of the Company's existing internal property management platform. Mr. Nordhagen will continue to serve the Company in his capacity as executive chairman.
In addition, the Company announced that its board of trustees approved the appointment of David Cramer, who is the president and chief executive officer of SecurCare, to the position of chief operating officer and executive vice president of the Company, which we expect to be effective at or around the closing of the SecurCare merger, as further described under Item 5.02 below.
Although the Company currently expects to complete the transaction described above during the second quarter of 2020, it is subject to customary closing conditions, and there is no assurance that the transaction will be consummated at all or at the time or pursuant to the terms currently contemplated.
SecurCare Merger Agreement
The SecurCare Merger Agreement contains customary representations, warranties, interim operating covenants, and indemnification provisions under which SecurCare's shareholders have agreed to indemnify the Company against certain liabilities. In connection with the agreement to indemnify the Company, the SecurCare shareholders have agreed that the Company may hold back $7.5 million of the common share consideration the SecurCare shareholders are entitled to receive until March 31, 2022 to cover any indemnifiable claims. Subject to certain exceptions, the representations and warranties will survive until March 31, 2022.
The SecurCare shareholders’ post-closing liability is generally capped at an amount of common shares held back from the closing consideration equal to $7.5 million (valued at the average price per share of the Company's common shares on the NYSE over the ten-day trading period prior to December 31, 2019), with the sole recourse for any claim being the common shares held back, along with quarterly dividends earned on such common shares.
SecurCare has agreed to make an integration payment of $500,000 in cash to the Company's operating partnership or one of its subsidiaries to facilitate the integration of SecurCare's employees. At the closing of the merger, SecurCare has agreed to leave $2.5 million of cash, in the aggregate in the surviving company, of which (i) $1 million will be used toward settling third party expenses incurred in connection with the merger; (ii) $500,000 will be used to cover unpaid transaction expenses of SecurCare and any other undisclosed liabilities ("Undisclosed Liabilities"); and (iii) $1 million will be used to cover capital expenditures for properties in SecurCare's managed portfolio that exceed the 2020 targeted capital expenditures (the "Capex Liabilities").
After the closing, if the actual Undisclosed Liabilities exceed $500,000, the former SecurCare shareholders will pay the difference to the Company in cash. If the actual Undisclosed Liabilities are less than $500,000, the Company will pay the difference to the former SecurCare shareholders in cash on a pro rata basis.
After the closing, there will only be a cash settlement of the Capex Liabilities to the extent the actual capital expenditures are less than the budgeted amount, in which case the Company will pay the difference to the former SecurCare shareholders in cash on a pro rata basis, up to $1 million.
If there is less than $2.5 million in cash in the surviving company after the closing, then the former SecurCare shareholders will pay the shortage to the Company in cash.

In addition, the Company has agreed to assume SecurCare's office lease as tenant with a one-time ability to terminate the lease five years after the closing of the SecurCare merger upon 180 days' prior notice to the landlord. The landlord is an entity that is owned and controlled by the Key Persons, including Mr. Nordhagen and Mr. Cramer. The lease term expires on December 31, 2028. The monthly rent under the lease is $7,000 per month through December 31, 2023 and will be $8,115 per month thereafter through the expiration date.
Within 90 days following the date of the SecurCare Merger Agreement, the Company has agreed to prepare and file with the SEC a registration statement or prospectus supplement to its existing registration statement to register the resale of the common shares issued in the merger.
As a condition to closing, Mr. Nordhagen and his spouse, Wendy P. Nordhagen, are required to each enter into lock-up agreements with the Company (and/or a wholly-owned subsidiary of the Company) to prevent each from exercising his or her redemption rights with respect to their ownership of one of the Company's partially-owned subsidiaries for five years from the date of the closing.
The SecurCare Merger Agreement may be terminated by either the Company or SecurCare if the merger has not been consummated on or prior to the date that is three months following the date of the SecurCare Merger Agreement, so long as the terminating party has not breached its obligations in any material respect in a manner that proximately caused the failure to consummate the contemplated transactions.
The foregoing description of the "Internalization and Acquisition of SecurCare" and the "SecurCare Merger Agreement" does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the SecurCare Merger Agreement attached hereto as Exhibit 10.1, the terms of which are incorporated by reference herein.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of David Cramer
On February 24, 2020, in connection with the internalization of SecurCare described above, the Company announced that its board of trustees approved the appointment of David Cramer, who currently serves as the president and chief executive officer of SecurCare, to the position of chief operating officer and executive vice president, effective at or around the closing of the SecurCare merger. Mr. Cramer, age 55, has served as SecurCare's chief executive officer and president since 2014. Prior to that, Mr. Cramer served as chief operating officer and director of operations of SecurCare and has more than twenty-two years of experience in the self storage industry since he joined SecurCare in 1998. He has also served on the Company's PRO Advisory Committee and has led the Company's Technology and Best Practices Group as its chairman since the Company's formation. Mr. Cramer was a founding board member of FindLocalStorage.com, an industry digital marketing consortium. He is a brother-in-law to Mr. Nordhagen. Mr. Cramer is expected to enter into an agreement with the Company relating to his employment effective upon the closing of the mergers.
In addition, Mr. Cramer also serves as a member of the board of directors of SBOA TI Reinsurance Ltd., a Cayman Islands exempted company (the "Reinsurance Company"). On June 1, 2019, the Company purchased an approximate 5.5% interest in the Reinsurance Company from Ground Up Development LLC ("Ground Up"), an affiliate of SecurCare and Mr. Cramer. As part of this transaction, the Company also acquired the rights to the tenant insurance-related access fees previously earned by Ground Up as further described below. The consideration paid for the interest in the Reinsurance Company and the rights to receive the tenant insurance-related access fees was $15.1 million, which consisted of $6.6 million of cash and 285,512 OP units totaling $8.5 million. Of the total consideration paid, Mr. Cramer received $2.2 million of cash and 95,171 OP Units totaling approximately $2.8 million.
In connection with the sourcing and underwriting of nine properties that the Company acquired as part of its portfolio between January 1, 2019 and the date hereof, we paid entities in which Mr. Cramer has an ownership interest $0.2 million in cash consideration. Of the cash consideration paid, Mr. Cramer's interest was less than $0.1 million, excluding Mr. Cramer's respective share of any costs associated with the sourcing and underwriting of acquired properties.
Pursuant to the Company's FPMA, sales commission agreement and asset management agreements with SecurCare, for the year ended December 31, 2019, the Company paid supervisory and administrative fees of $7.3 million to SecurCare, of which Mr. Cramer's interest was approximately $1.8 million, excluding his respective share of any costs associated with such fees. For the year ended December 31, 2019, the Company paid expense reimbursements of $11.2 million to SecurCare. Of these expense reimbursements, Mr. Cramer's interest was approximately $2.7 million.
Pursuant to the Company's tenant insurance-related arrangements, for the year ended December 31, 2019, tenant insurance-related access fees of $0.2 million were paid to an affiliate of SecurCare. Of these tenant insurance-related access fees, Mr. Cramer's interest was less than $0.1 million. On June 1, 2019, the Company acquired the right to receive these access fees pursuant to the transaction with Ground Up as described above.

There are no arrangements or understandings with any person pursuant to which Mr. Cramer was named to the above positions. Other than the transactions disclosed in this current report on Form 8-K, Mr. Cramer is not and has not been a party to any other transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Resignation of Steven B. Treadwell
Also on February 24, 2020, Steven B. Treadwell, the Company's current chief operating officer, executive vice president and president of the Company's internal property management platform, notified the Company of his resignation from such positions, which we expect to be effective at or around the closing of the SecurCare merger, to pursue other interests.
Item 8.01 Other Events
Related Acquisition of DLAN Corporation
In connection with the SecurCare transaction described in Item 1.01 above, on February 24, 2020, the Company announced that the Company and its newly-formed wholly owned subsidiary ("DLAN Merger Sub"), entered into an agreement and plan of merger (the "DLAN Merger Agreement") with DLAN Corporation ("DLAN"), to merge DLAN into DLAN Merger Sub, with DLAN Merger Sub surviving as a wholly owned subsidiary of the Company.
DLAN is an entity controlled by Mr. Nordhagen and owned by Mr. Nordhagen's spouse, Wendy P. Nordhagen, and David Lamb, who is a key person of another existing PRO of the Company.
Immediately prior to the completion of this merger, DLAN will own approximately 451,207 OP units and DownREIT OP Units. While OP units are economically equivalent to and exchangeable for common shares on a one-to-one basis, in the DLAN merger, the Company expects to issue 446,697 common shares (after rounding up to the next whole number of common shares) to the owners of DLAN, which represents a 1% discount to such number of OP units.
Because the merger transaction involving DLAN is expected to be tax deferred to the DLAN shareholders, the Company is expected to inherit built-in gains specially allocable to DLAN. Based on current estimates, such specially allocable built-in gains associated with the OP units held by DLAN are estimated to be approximately $8 million.
In connection with the acquisition of DLAN, the Special Committee evaluated the merits and terms of the proposed transaction. In analyzing the proposed transaction, the Special Committee engaged EYIA to assist the Special Committee in analyzing and assessing the transaction, and to opine on the fairness to the Company of the consideration to be paid by the Company in the DLAN merger, from a financial point of view. The Special Committee approved and recommended that the Company's board of trustees approve the proposed transaction. The transaction was approved unanimously by the disinterested trustees of the Company's board of trustees on February 19, 2020.
Although the Company currently expects to complete the transaction described above during the second quarter of 2020, it is subject to customary closing conditions, and there is no assurance that the transaction will be consummated at all or at the time or pursuant to the terms currently contemplated.
Item 9.01.         Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1
Agreement and Plan of Merger by and among National Storage Affiliates Trust, NSA Holding Company I, LLC, SecurCare Self Storage, Inc., Arlen D. Nordhagen, David Cramer and Justin Hlibichuk, each individually, and Arlen Nordhagen, in his capacity as Security Representative, dated February 24, 2020.

101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL STORAGE AFFILIATES TRUST

By:	/s/ TAMARA D. FISCHER
Tamara D. Fischer
President and Chief Executive Officer

Date: February 24, 2020